Exhibit 3.1.3

ARTICLES OF AMENDMENT
OF
PARAGON COMMERCIAL CORPORATION

Pursuant to § 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

1.	The name of the corporation is Paragon Commercial Corporation.

2.
Article II of the articles of incorporation of the corporation is amended and restated to set forth the authorized capitalization of the corporation, such amended and restated Article II to read in its entirety as follows:

Article II

(a)      Authorized Capital Stock.

The Corporation is authorized to issue the following shares of capital stock:

Class A Common Stock.  The aggregate number of shares of Class A common stock which the Corporation shall have authority to issue is 10,000,000 with a par value of $1.00 per share.  Each record holder of Class A common stock shall be entitled to one (1) vote for each share held.  Holders of Class A common stock shall not have cumulative voting rights in any election of directors of the Corporation.  All shares of Class A common stock are entitled to share equally in dividends from legally available funds when and if declared by the Corporation’s board of directors, and in the assets available to shareholders upon liquidation of the Corporation, subject in each case to any liquidation or dividend preference applicable to any other class or series of securities issued by the Corporation.

Class B Common Stock. The aggregate number of shares of Class B common stock which the Corporation shall have authority to issue is 10,000,000 with a par value of $1.00 per share.  Each record holder of Class B common stock shall be entitled to one half (1/2) vote for each share held, except as otherwise provided in Article II(d) hereof.  Holders of Class B common stock shall not have cumulative voting rights in any election of directors of the Corporation.  All shares of Class B common stock are entitled to share equally in dividends from legally available funds when and if declared by the Corporation’s board of directors, and in the assets available to shareholders upon liquidation of the Corporation, subject in each case to any liquidation or dividend preference applicable to any other class or series of securities issued by the Corporation.

Preferred Stock.  The aggregate number of shares of preferred stock which the Corporation shall have authority to issue is 1,000,000, with no par value per share.  The preferences, limitations, and relative rights of shares of preferred stock shall be designated by the board of directors and may be issued in one or more series.

(b)  Rank.

Dividends.  The Class A common stock ranks pari passu with the Class B common stock as to dividend rights.

Rights upon Liquidation, Dissolution or Winding Up.  The Class B common stock ranks senior to the Class A common stock as to rights upon liquidation, dissolution or winding up of the Corporation.  The relative rights and preferences of the Class A common stock and the Class B common stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of equity securities of the Corporation.  The Class A common stock and the Class B common stock rank junior to indebtedness issued from time to time by the Corporation, including notes and subordinated debentures.

(c)  Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Class A common stock, the holders of Class B common stock shall be entitled to be paid in full (on a per share basis) the greater of: (i) the sum of $2,314 per share; (ii) the net tangible book value per share of the shares of Class A common stock as determined under generally accepted accounting principles, assuming for this purpose that all outstanding shares of Class B common stock were first converted into an equal number of shares of Class A common stock; or (iii) the aggregate amount proposed to be paid, or actually paid, per share to holders of the Class A common stock.  To the extent such payment shall have been made in full to the holders of the Class B common stock and any equity securities of the Corporation ranking pari passu with the Class B common stock, the remaining assets and funds of the Corporation shall be distributed among the holders of all junior securities, including the Class A common stock, according to their respective rights and preferences and in each case according to their respective shares.  If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Class B common stock, and any other equity securities of the Corporation ranking pari passu with the Class B common stock, then the holders of Class B common stock and all other equity securities of the Corporation, if any, ranking pari passu with the Class B common stock, will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.  A Change of Control shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Article II.

(d)      Voting Rights in Connection with Certain Proposals.

Single Voting Group.  The holders of the Corporation’s Class A common stock and Class B common stock shall vote together as a single “Voting Group” (as such term is defined in Section 55-1-40(26) of the North Carolina General Statutes, as amended, or any successor thereto) on any matter properly submitted to the shareholders.

Contingent Voting.  Except to the extent otherwise required pursuant to applicable law, the holders of the Class B common stock shall be entitled to one (1) vote for each share held on any matter at a meeting of shareholders regarding a proposal for a “Change of Control” (as such term is defined in Article II(e) hereof) or in connection with any other matter for which the holders of the Class B common stock would be entitled to vote and be counted together collectively as a “Voting Group” pursuant to the North Carolina Business Corporation Act, as amended, or any successor statute thereto.  On all other matters, the holders of Class B common stock shall have the right to one half (1/2) vote for each share of Class B common stock held and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance with the bylaws of the Corporation and shall be entitled to vote in such manner as provided by law.

(e)      Treatment Upon a Change of Control.

In the event of a Change of Control, each holder of Class B common stock shall have the right to receive the same consideration to be received by each holder of Class A common stock, calculated as if the holder had converted such shares of Class B common stock into an equal number of shares of Class A common stock immediately prior to the consummation of such Change of Control.

As used in this Article II, the term “Change of Control” shall mean the consummation of: (1) a merger, share exchange, consolidation or other business combination of the Corporation with any other “person” as such term is used in Sections 13d and 14d of the Securities Exchange Act of 1934, as amended, or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than 50% of the outstanding common stock of the Corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, share exchange, consolidation or other business combination or (2) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

(f)      Dividend Rights.

The holders of shares of Class B common stock shall be entitled to a distribution of dividends, when and as declared by the Board of Directors, equal to the dividends declared on the Class A common stock by the Board of Directors, and such dividends shall be paid prior to, or simultaneously with, the payment of any dividends to the holders of the Class A common stock.  Such dividends shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.

(g)      Redemption Rights.

The shares of Class A common stock shall have no redemption rights. The shares of Class B common stock shall have no redemption rights.

(h)      Anti-Dilution Adjustments.

If the outstanding shares of Class A common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, share exchange, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Class B common stock.

(i)      Limitation of Rights.

Holders of shares of Class B common stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

(j)      Registration.

In the event that the Company files a registration statement with the Securities and Exchange Commission to register the Company’s Class A common stock under the Securities Act of 1933, as amended, and such registration statement becomes effective, then upon the effectiveness of such registration statement, each share of the Company’s Class B common stock then outstanding shall convert automatically into a share of the Company’s Class A common stock without any action by the holders thereof (the “Conversion”).

Following the Conversion, the Company shall, or shall cause its duly appointed agent to, mail to the shareholders of the Company’s Class B common stock of record as of the effective time of such Conversion, transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of the Company’s Class B common stock prior to such effective time shall pass, only upon proper delivery of such certificates to the Company or its duly appointed agent which shall be in such form and have such other provisions as the Company may reasonably specify). After the effective time of the Conversion and upon the proper surrender of certificate(s) formerly representing shares of the Company’s Class B common stock to the Company or to its duly appointed agent, together with a properly completed and duly executed Transmittal Letter, the holder of such certificate(s) shall be entitled to receive in exchange therefor the number of shares of the Company’s Class A common stock to which such holder is entitled hereunder, subject to any required withholding of applicable taxes. Neither the Company, nor any agent appointed by the Company, shall be obligated to deliver any shares of Class A common stock issuable as a result of the Conversion until such holder surrenders the certificate(s) formerly representing such holder’s shares of Class B common stock. The certificate(s) so surrendered shall be duly endorsed as the Company or its agent may require. If there is a transfer of ownership of any shares of Class B common stock not registered in the transfer records of the Company, the shares of Class A common stock issuable as a result of the Conversion shall be issued to the transferee thereof if the certificates formerly representing such Class B common stock are presented to the Company or its agent, accompanied by all documents required, in the reasonable judgment of the Company and/or its agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any shares of Class A common stock that remain unissued to the holders of certificates formerly representing Class B common stock for six months after the effective time of the Conversion shall be delivered to the Company. Any such shares of Class A common stock remaining unclaimed by former holders of Class B common stock five years after the effective time of the Conversion (or such earlier date immediately prior to such time as such shares would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of the Company free and clear of any claims or interest of any person previously entitled therein. Any other provision of these Articles notwithstanding, neither the Company nor any agent of the Company shall be liable to any former holder of Class B common stock for any shares of Class A common stock properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

Until surrendered for exchange in accordance with the provisions of this Article, each certificate theretofore representing shares of the Company’s Class B common stock shall from and after the effective time of the Conversion represent for all purposes only the right to receive an appropriate number of shares of Class A common stock pursuant to this Article II(j).  If, after the effective time of the Conversion, certificates representing shares of Class B common stock are presented to the Company or its duly appointed agent for any reason, they shall be cancelled and exchanged as provided in this Article II(j).

3. The amendments to the articles of incorporation contained herein were adopted by the shareholders of the corporation on the 8th day of January, 2009, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina.

This the 27th day of January, 2009.

PARAGON COMMERCIAL CORPORATION

By:	/s/ Robert C. Hatley
Robert C. Hatley
President and Chief Executive Officer